LAKELAND FINANCIAL CORPORATION
401(K) PLAN
FINANCIAL STATEMENTS
December 31, 2025 and 2024

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
Warsaw, Indiana
FINANCIAL STATEMENTS
December 31, 2025 and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

401(k) Plan Committee, Plan Participants and Plan Administrators
Lakeland Financial Corporation 401(k) Plan
Warsaw, Indiana

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Lakeland Financial Corporation 401(k) Plan (the "Plan") as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025 has been subjected to audit procedures performed in conjunction with the audit of Lakeland Financial Corporation 401(k) Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under

1.

the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe LLP
Crowe LLP

We have served as the Plan's auditor since 1983.

Oakbrook Terrace, Illinois
June 16, 2026

2.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2025 and 2024

	2025	2024
Assets
Investments, at fair value	$127,190,507	$121,252,135

Employer contributions receivable	1,606,502	1,308,015

Net assets available for benefits	$128,797,009	$122,560,150

See accompanying notes to financial statements.
3.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Year Ended December 31, 2025

Additions to net assets attributed to:
Investment income
Interest and dividends income	$5,628,948
Net appreciation in fair value of investments	3,572,432
Total investment income	9,201,380

Contributions
Employer	2,890,777
Participants	4,019,985
Rollover	428,884
Total contributions	7,339,646

Total additions	16,541,026

Deductions from net assets attributed to:
Benefits paid directly to participants	10,302,698
Administrative expenses	1,469
Total deductions	10,304,167

Net increase	6,236,859

Net assets available for benefits
Beginning of year	122,560,150

End of year	$128,797,009

See accompanying notes to financial statements.
4.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2025

NOTE 1 - DESCRIPTION OF PLAN
The following description of the Lakeland Financial Corporation 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.
General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation (“LFC”) and its subsidiary, Lake City Bank (collectively, “employer”). An employee becomes eligible to enter the Plan on January 1, April 1, July 1, and October 1 following attainment of age 18 and completion of one month of service.
The Plan was originally adopted December 13, 1983 and has been amended and restated. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Investment Funds: Investment elections available through the Plan consist of 32 funds, one of which is LFC common stock. Fourteen of the funds are "Fidelity Freedom Fund Class K6" funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The "Artisan Mid Cap Fund Investor Class", "Fidelity 500 Index Fund", "Fidelity Contrafund - Class K", "Fidelity Mid Cap Index Fund", "Fidelity Small Cap Index Fund", "MFS New Discovery Value Fund Class R4", "MFS Value Fund Class R3", "T. Rowe Price Integrated U.S. Small-Cap Growth Equity Fund Advisor Class" and "Victory Sycamore Established Value Fund Class Y" are invested primarily in common and preferred stock. The "Baird Core Plus Bond Fund Class Institutional", "Baird Short-Term Bond Fund Institutional Class" and "Fidelity U.S. Bond Index Fund" are invested primarily in fixed income securities. The "Fidelity Government Money Market Fund" is invested primarily in short-term fixed income investments having maturities of one year or less. The "Fidelity Diversified International K6 Fund", "Fidelity International Index Fund" and "Fidelity Emerging Markets Index Fund" are invested primarily in foreign common stocks. The "PIMCO All Asset Fund Institutional Class" is invested primarily in mutual funds. One additional fund, the "Fidelity Cash Reserves Fund" is a money market account that is used for plan-level record keeping for the purchase and sale of fractional shares of LFC common stock and is not available to participants as an investment election. A participant's salary redirection is invested in any of the funds offered at the participant's discretion. Employer matching contributions are invested in the same funds as the participant's salary redirection, and in the same proportions.
Participant Accounts: Each participant’s account is credited with the participant’s contributions and allocations of (a) the employer matching contributions, (b) Plan earnings and (c) forfeitures of the non-vested portion of account balances from terminated participants, and is charged for withdrawals. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant, or beneficiary, is entitled is the benefit that can be provided from the participant’s vested account.
Contributions: The Plan provides that participants may make voluntary pre-tax or Roth contributions to the Plan in amounts up to 80% of eligible compensation or to the maximum amount allowable under the Internal Revenue Code, $23,500 in 2025. For 2025, catch up contributions of up to $7,500 are permitted for those eligible participants over 50 years of age. Eligible participants aged 60 to 63 are permitted a higher catch up contribution limit of $11,250. The Plan also allows for participant rollover contributions.

Each year the employer may set a matching percentage of a participant’s compensation, as well as make discretionary contributions. For 2025, the matching percentage was set at 106% of the first 6% of compensation a participant contributes to the Plan as a voluntary contribution. The first 50% of the

5.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2025

matching contribution, or the first 3% of participant compensation contributed to the Plan, is made each pay period. The remainder of the match is a discretionary contribution made after the end of the Plan year and is determined partly based on company performance for the year. All contributions are cash contributions.
The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 6% of eligible compensation and their contributions invested in a default target date fund based on the participant's age until changed by the participant. Additionally, participants may automatically rollover into the Plan eligible Fidelity retirement accounts held outside of the Plan.
Death, Disability or Retirement Benefits: Under the Plan, participants, or their beneficiaries, are entitled to 100% of their account balance upon death, disability, or retirement.
Vesting: Participants are 100% vested in salary deferral contributions. Employer contributions vest according to a five-year graded schedule.
Forfeitures: Upon termination of employment, participants with less than five years of credited service will forfeit their non-vested balances. Annually, forfeitures of non-vested terminated participants’ accounts are allocated to the accounts of active participants and offset employer contributions. Unallocated forfeitures amounted to $129,766 and $161,710 as of December 31, 2025 and 2024, respectively. In 2025, forfeitures offsetting employer contributions of $177,742 were allocated to active participants.
Payments of Benefits: On termination of service, a participant may elect to receive either a lump sum or direct rollover amount equal to the value of his or her vested interest in the account. Terminated participants with vested balances less than $7,000 cannot postpone distribution of benefits. Any distribution greater than $1,000 that is made to a participant without the participant's consent before the normal retirement age will be rolled over into an individual retirement account as designated by the plan administrator for the benefit of the participant. Vested balances of less than $1,000 upon termination of service are distributed as a lump sum payment.

The Plan also permits in-service withdrawals for participants upon attainment of age 59 ½ years or for participants with a hardship, subject to certain criteria and a $500 minimum amount. Distributions out of the Plan are made in cash. The Plan includes certain other cash out and required rollover provisions, as permitted by law.
Administrative and Investment Management Expenses: Substantially all administrative expenses are paid by the employer. Investment management fees are charged to the Plan as a reduction of investment return and included in the investment income reported by the Plan.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The policies and principles, which significantly affect the determination of net assets and changes in net assets, are summarized below.
Basis of Accounting: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to U.S. generally accepted accounting principles. The financial statements of the Plan are prepared under the accrual basis of accounting.

6.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2025

Investment Valuation and Income Recognition: The Plan’s investments are reported at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Fair value is the price that would be received by the Plan for an asset or paid by the Plan to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date in the Plan’s principal or most advantageous market for the asset or liability. Fair value measurements are determined by maximizing the use of observable inputs and minimizing the use of unobservable inputs. The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (Level 1 measurements) and gives the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs within the fair value hierarchy are defined as follows:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
In some cases, a valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The fair values of LFC common stock and mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). Investments measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2025 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

LFC common stock	$31,519,256	$0	$0
Mutual funds	95,671,251	0	0

	Fair Value Measurements at December 31, 2024 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

LFC common stock	$40,194,948	$0	$0
Mutual funds	81,057,187	0	0

7.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2025

Net Appreciation In Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments. Unrealized appreciation for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.
Payment of Benefits: Benefits are recorded when paid.
Concentration of Credit Risk: At December 31, 2025 and 2024, 25% and 33% of the Plan’s investments were in LFC common stock, respectively.
Risks and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds and stocks. The investments are exposed to various risks, such as interest rate risk, credit risk, liquidity risk, and overall market volatility risk, among others. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits, and future statements of changes in net assets available for benefits and participants’ account balances.
NOTE 3 – PLAN TERMINATION
Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.
NOTE 4 - PARTIES-IN-INTEREST TRANSACTIONS
Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. At December 31, 2025 and 2024, certain investments of the Plan are shares of mutual funds offered by Fidelity Investments. Fidelity Management Trust Company is the Plan trustee and, therefore, these transactions qualify as party-in-interest transactions.
The Plan has a revenue sharing program with the Plan trustee whereby a portion of fees charged to participants for certain funds are used to offset administrative expenses incurred by the Plan. In 2025, the Plan received a revenue sharing allowance from the Plan trustee of $73,610. Fees paid by the Plan to Fidelity for administrative services amounted to $1,469 for 2025. The Plan also invests in shares of common stock issued by Lakeland Financial Corporation, which qualifies as a party-in-interest investment.
During 2025, the Plan purchased 38,346 shares of Lakeland Financial Corporation common stock at a cost ranging from $52.49 to $68.69 per share. In 2025, the Plan sold 50,919 shares of Lakeland Financial Corporation common stock at a sales price ranging from $54.04 to $68.87 per share and distributed 19,608 shares of common stock to participants due to termination or retirement. Lakeland Financial Corporation paid cash dividends of $1,157,215 to the Plan for 2025.

8.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year ended December 31, 2025

At December 31, 2025 and 2024, the Plan held the following related party investments (at estimated fair value):

2025:
LFC common stock – 552,388 shares	$31,519,256

2024:
LFC common stock – 584,569 shares	$40,194,948
NOTE 5 - TAX STATUS
The Plan was established using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service issued an opinion letter dated June 30, 2020, indicating that the prototype adopted by the Plan, as then designed, was in accordance with applicable sections of the Internal Revenue Code (“IRC”). Plan management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2025 and 2024, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2022.
NOTE 6 - SUBSEQUENT EVENTS

Effective January 1, 2026, the Plan was amended to require participants to be actively employed on the last day of the Plan year in order to be eligible for the year-end discretionary matching contribution. Participants who retire or become disabled or deceased during the Plan year remain eligible for the discretionary matching contribution. Prior to the amendment, terminated participants were eligible for the discretionary matching contribution regardless of employment status during the Plan year.

Effective January 1, 2026, the Plan was also amended to permit qualified student loan repayments to be treated as eligible contributions for determining employer matching contributions. For participants enrolled in the program, matching contributions may be used on elective deferrals, qualified student loan repayments, or a combination thereof, up to the first 6% of the participant's compensation.

Plan management has evaluated subsequent events for recognition and disclosure. Aside from the amendments above, no other events were identified through June 16, 2026, the date the financial statements were issued.

9.

SUPPLEMENTAL SCHEDULE

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2025

Employer Identification Number:	Lakeland Financial Corporation
35-1559596
Three Digit Plan Number:	004

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value

		Mutual Funds
	Artisan Partners	Artisan Mid Cap Fund Investor Class 112,736 shares	†	$3,689,860
	Baird Services	Baird Core Plus Bond Fund Class Institutional 10,177 shares	†	104,310
	Baird Services	Baird Short-Term Bond Fund Institutional Class 97,019 shares	†	928,477
*	Fidelity Investments	Fidelity 500 Index Fund 63,890 shares	†	15,187,847
* ‡	Fidelity Investments	Fidelity Cash Reserves Fund 3,835 shares	†	3,835
*	Fidelity Investments	Fidelity Contrafund - Class K 516,686 shares	†	12,612,307
*	Fidelity Investments	Fidelity Diversified International K6 Fund 124,895 shares	†	2,213,140
*	Fidelity Investments	Fidelity Emerging Markets Index Fund 59,513 shares	†	814,143
*	Fidelity Investments	Fidelity Freedom 2010 Fund Class K6 2,399 shares	†	35,165
*	Fidelity Investments	Fidelity Freedom 2015 Fund Class K6 39,487 shares	†	474,639
*	Fidelity Investments	Fidelity Freedom 2020 Fund Class K6 64,877 shares	†	988,074
*	Fidelity Investments	Fidelity Freedom 2025 Fund Class K6 238,420 shares	†	3,526,228
*	Fidelity Investments	Fidelity Freedom 2030 Fund Class K6 320,091 shares	†	6,216,160
*	Fidelity Investments	Fidelity Freedom 2035 Fund Class K6 311,974 shares	†	5,503,221
*	Fidelity Investments	Fidelity Freedom 2040 Fund Class K6 494,609 shares	†	6,583,244
*	Fidelity Investments	Fidelity Freedom 2045 Fund Class K6 276,830 shares	†	4,384,993
*	Fidelity Investments	Fidelity Freedom 2050 Fund Class K6 388,784 shares	†	6,271,080
*	Fidelity Investments	Fidelity Freedom 2055 Fund Class K6 202,233 shares	†	3,789,841

(Continued)
10.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2025

Employer Identification Number:	Lakeland Financial Corporation
35-1559596
Three Digit Plan Number:	004

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
*	Fidelity Investments	Fidelity Freedom 2060 Fund Class K6 160,896 shares	†	2,773,839
*	Fidelity Investments	Fidelity Freedom 2065 Fund Class K6 134,905 shares	†	2,128,804
*	Fidelity Investments	Fidelity Freedom 2070 Fund Class K6 13,443 shares	†	165,885
*	Fidelity Investments	Fidelity Freedom Retirement Fund Class K6 38,387 shares	†	408,987
*	Fidelity Investments	Fidelity International Index Fund 6,260 shares	†	380,628
*	Fidelity Investments	Fidelity Mid Cap Index Fund 26,455 shares	†	976,999
*	Fidelity Investments	Fidelity Government Money Market Fund 3,757,380 shares	†	3,757,380
*	Fidelity Investments	Fidelity Small Cap Index Fund 23,240 shares	†	718,827
*	Fidelity Investments	Fidelity U.S. Bond Index Fund 298,571 shares	†	3,152,905
	Massachusetts Financial Services	MFS New Discovery Value Fund Class R4 101,364 shares	†	1,707,984
	Massachusetts Financial Services	MFS Value Fund Class R3 47,569 shares	†	2,362,274
	Pacific Investment Management	PIMCO All Asset Fund Institutional Class 9,621 shares	†	109,867
	T. Rowe Price	T. Rowe Price Integrated U.S. Small-Cap Growth Equity Fund Advisor Class 34,860 shares	†	1,520,586
	Victory Sycamore	Victory Sycamore Established Value Fund Class Y 48,417 shares	†	2,179,722
				95,671,251
		Common Stock
*	Lakeland Financial Corporation	Common Stock 552,388 shares	†	31,519,256
				$127,190,507
*	Denotes party-in-interest
†	Investments are participant directed, therefore, historical cost information is not required
‡	Plan-level money market account used for recordkeeping of the purchase and sale of fractional shares of LFC common stock and is not available to participants as an investment election

11.